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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                      FORM 8-A

                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR (g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


                            ALLIED PRODUCTS CORPORATION
               (Exact name of registrant as specified in its charter)



               Delaware                                     38-0292230
 (State of incorporation or organization)                 (IRS Employer
                                                       Identification No.)

 10 South Riverside Plaza, Chicago, Illinois                  60606
 (Address of principal executive offices)                   (Zip Code)


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /X/

     Securities Act registration statement file number to which this form relates: Not Applicable.

     Securities to be registered pursuant to Section 12 (b) of the Act:

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           Title of Each Class             Name of Each Exchange on Which
           To Be So Registered             Each Class Is To Be Registered
           -------------------             -------------------------------
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                   None                                 N/A
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

     Securities to be registered pursuant to Section 12(g) of the Act:

                          PREFERRED STOCK PURCHASE RIGHTS
                          -------------------------------
                                  (Title of Class)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

INTRODUCTION

     On July 28, 1999, the Board of Directors of Allied Products Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Shares") to the stockholders of record on July 30, 1999 (the "Record Date"). The description and terms of the Rights are set forth in an Agreement (the "Agreement") between the Company and LaSalle Bank National Association, as Rights Agent (the "Rights Agent").

PURCHASE PRICE

     Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series D Junior Participating Preferred Stock of the Company, no par value per share (the "Preferred Shares"), at a price of $50.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment.

FLIP-IN

     In the event that any person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding Common Shares, or a person filing a Schedule 13G or 13D with no intent to change the control of the Company on the date of the Agreement acquires beneficial ownership of 20% or more of the outstanding Common Shares (each an "Acquiring Person"), each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

FLIP-OVER

     If the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a Right (other than Rights beneficially owned by Acquiring Person, which will be void) will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

DISTRIBUTION DATE

     The Distribution Date is the earlier of:

     (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Shares or, in the case of a person filing a
Schedule 13G or 13D with no intent to change the control of the Company, 10 days following a public announcement that such person has acquired beneficial ownership of 20% or more of the outstanding Common Shares; or

     (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender

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offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares.

TRANSFER AND DETACHMENT

     Until the Distribution Date, the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto. Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares, and transfer of those certificates will also constitute transfer of these Rights.

     As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

EXERCISABILITY

     The Rights are not exercisable until the Distribution Date. The Rights will expire on July 31, 2009 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

ADJUSTMENTS

     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of stock dividends, stock splits, reclassifications, or certain distributions with respect to the Preferred Shares. The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment if, prior to the Distribution Date, there is a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No Fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

PREFERRED SHARES

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 1,000 times the payment made per Common Share. Each Preferred Share will have 1,000 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

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     The value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should, because of the nature of the Preferred Shares' dividend, liquidation and voting rights, approximate the value of one Common Share.

EXCHANGE

     At any time after any person or group becomes an Acquiring Person, and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-thousandth of a Preferred Share (subject to adjustment).

REDEMPTION

     At any time prior to the tenth day after any person or group becomes an Acquiring Person subject to extension by the Board of Directors for a period of up to ten additional days, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

AMENDMENTS

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of
(i) the sum of .001% and the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

RIGHTS AND HOLDERS

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

A copy of the Rights Agreement was filed as an exhibit to the Company's Report on Form 8-K dated July 28, 1999. The summary description of the Rights set forth herein does not purport to be complete and is qualified in its entirety be reference to the Rights Agreement, which is incorporated herein by reference.

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ITEM 2.  EXHIBITS.

   1. Rights Agreement, dated as of July 28, 1999, between Allied Products Corporation and LaSalle Bank National Association.

   2. Terms of Series D Preferred Stock (which is attached as Exhibit A to the Rights Agreement referred to in Exhibit 1 hereto.)

   3. Form of Right Certificate (which is attached as Exhibit B to the Rights Agreement referred to in Exhibit 1 hereto).

   4. Summary of Rights to Purchase Preferred Stock (which is attached as Exhibit C to the Rights Agreement referred to in Exhibit 1 hereto.)



* Previously filed by the Company as part of Exhibit 4.1 to the Company's Report on Form 8-K dated July 28, 1999, which exhibit is incorporated herein by reference thereto.

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                                     SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date:     July 30, 1999

                              ALLIED PRODUCTS CORPORATION


                              By    /s/  Mark C. Standefer
                                 ---------------------------------------
                                  Name:  Mark C. Standefer
                                 Title:  Vice President, General Counsel
                                         and Secretary

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                                   EXHIBIT INDEX
EXHIBIT   DESCRIPTION
-------   -----------

1. Rights Agreement, dated as of July 28, 1999, between Allied Products Corporation and LaSalle Bank National Association.


2. Terms of Series D Preferred Stock (which is attached as Exhibit A to the Rights Agreement referred to in Exhibit 1 hereto.)

3. Form of Right Certificate (which is attached as Exhibit B to the Rights Agreement referred to in Exhibit 1 hereto).

4. Summary of Rights to Purchase Preferred Stock (which is attached as Exhibit C to the Rights Agreement referred to in Exhibit 1 hereto.)


* Previously filed by the Company as part of Exhibit 4.1 to the Company's Report on Form 8-K dated July 28, 1999, which exhibit is incorporated herein by reference thereto.

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